Exhibit 8.1

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Davis Polk & Wardwell LLP	212 450 4471 tel
450 Lexington Avenue	212 701 5471 fax
New York, NY 10017

January 21, 2022

Re:	U.S. Federal Income Tax Considerations

Highland Transcend Partners I Corp.

777 Arthur Godfrey Road
Unit 202
Miami Beach, FL 34140

Ladies and Gentlemen:

We have acted as counsel to Highland Transcend Partners I Corp., a Cayman Islands exempted company (“Highland Transcend”) in connection with (i) the transactions contemplated by the agreement and plan of merger, dated as of September 8, 2021 (as amended or modified from time to time, the “merger agreement”), by and among Highland Transcend and Packable Holdings, LLC, a Delaware limited liability company and other parties thereto (the “business combination”) and (ii) the proposal to change Highland Transcend’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication”). Assuming the Domestication Proposal is approved, the domestication will be effectuated at least one day prior to the closing of the business combination. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-260452) of Highland Transcend on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the merger agreement; (iii) the representation letter of Highland Transcend delivered to us for purposes of this opinion (the “Representation Letter”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Highland Transcend Partners I Corp.	2	January 21, 2022

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the domestication will be consummated in the manner described in the Registration Statement and the business combination will be consummated in the manner described in the Registration Statement and the merger agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the merger agreement will be waived or modified, (ii) the facts relating to (A) the domestication are accurately and completely reflected in the Registration Statement and (B) the business combination are accurately and completely reflected in the Registration Statement and the merger agreement, (iii) any representations made in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the domestication and (iv) any representations made in the Representation Letter subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the domestication, in each case, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and public warrants in the event that the Domestication Proposal is not approved and the domestication does not occur, (ii) the domestication, (iii) an exercise of redemption rights generally applicable to holders of Class A ordinary shares or public warrants or shares of Class A common stock or New Packable warrants and (iv) the ownership and disposition of Class A common stock following the domestication and the business combination.

Highland Transcend Partners I Corp.	3	January 21, 2022

This opinion is being delivered prior to the consummation of the business combination and the domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP